Exhibit 99.1
10/03/17
CareTrust REIT Completes Seven-Facility Skilled Nursing Portfolio Acquisition in Idaho
SAN CLEMENTE, Calif., Oct. 03, 2017 (GLOBE NEWSWIRE) -- CareTrust REIT, Inc. (NASDAQ:CTRE) announced today that it completed the second phase of its two-stage acquisition of a seven-facility Idaho skilled nursing portfolio. The purchase was part of a series of acquisitions involving 13 skilled nursing facilities in Washington, Texas and Idaho that were formerly operated by affiliates of Kindred Healthcare, Inc. The four Idaho facilities, as well as the three previously acquired on September 1, 2017, were added to CareTrust REIT's existing master lease with affiliates of Cascadia Healthcare, LLC.
“We are grateful for the confidence that the other parties in this complex, multi-party transaction placed in us to get our portion of this 89-facility portfolio acquisition closed,” said Mark Lamb, CareTrust REIT’s Director of Investments. Owen Hammond, Cascadia's co-founder and chief executive officer, remarked, “We are excited to continue and build upon Kindred’s legacy of operational excellence, and thrilled to have such a pragmatic, operator-focused real estate partner in CareTrust REIT.”
The seven-facility, 571-bed Idaho portfolio includes Kindred Nursing and Rehabilitation - Caldwell in Caldwell, renamed Caldwell Care of Cascadia, Kindred Nursing and Rehabilitation - Canyon West in Caldwell, renamed Canyon West of Cascadia, Kindred Nursing and Rehabilitation - Mountain Valley in Kellogg, renamed Mountain Valley of Cascadia, Kindred Transitional Care and Rehabilitation - Lewiston in Lewiston, renamed Lewiston Transitional Care of Cascadia, Kindred Nursing and Rehabilitation - Aspen Park in Moscow, renamed Aspen Park of Cascadia, Kindred Nursing and Rehabilitation - Nampa in Nampa, renamed The Orchards of Cascadia, and Kindred Nursing and Rehabilitation - Weiser in Weiser, renamed Weiser Care of Cascadia.
Mr. Hammond noted that Cascadia's relationship with CareTrust REIT now covers eleven facilities across Idaho, Oregon and Washington, with two additional facilities in development. The amended Cascadia master lease has a remaining initial term of approximately 13.5 years, with two five-year renewal options and CPI-based rent escalators.
CareTrust REIT also announced today that it acquired three former Kindred skilled nursing facilities in Washington which were added to CareTrust REIT’s existing master lease with affiliates of Five Oaks Healthcare, LLC, and three seniors housing communities in Virginia which were added to CareTrust REIT’s existing master lease with affiliates of Twenty/20 Management, Inc. The aggregate purchase price for the three transactions was approximately $95.8 million, inclusive of transaction costs and the $29.9 million previously paid on the first stage of the Idaho transaction. The investments are expected to generate additional annual cash rent of approximately $8.6 million, and were funded using CareTrust REIT's $400 million unsecured revolving credit facility.
About CareTrust REITTM
CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust engaged in the ownership, acquisition and leasing of seniors housing and healthcare-related properties. With 181 net-leased healthcare properties and three operated seniors housing properties in 23 states, CareTrust REIT is pursuing opportunities nationwide to acquire additional properties that will be leased to a diverse group of local, regional and national seniors housing operators, healthcare services providers, and other healthcare-related businesses. More information about CareTrust REIT is available at www.caretrustreit.com.
Contact:
CareTrust REIT, Inc.
(949) 542-3130
ir@caretrustreit.com